UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SYNALLOY CORPORATION
(Name of Registrant as Specified in Its Charter)

PRIVET FUND LP PRIVET FUND MANAGEMENT LLC RYAN LEVENSON UPG ENTERPRISES LLC PAUL DOUGLASS CHRISTOPHER HUTTER ANDEE HARRIS ALDO MAZZAFERRO BENJAMIN ROSENZWEIG JOHN P. SCHAUERMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On June 17, 2020, the Stockholder Group issued the following press release, which was also posted to www.StrengthenSynalloy.com.

ISS Recommends Synalloy Stockholders Vote for Change on Privet and UPG’s WHITE Proxy Card

Leading Proxy Advisory Firm ISS Recommends Stockholders Vote FOR Ben Rosenzweig of Privet and Chris Hutter of UPG

ISS Recommends Stockholders DO NOT Vote on Synalloy’s Blue Proxy Card

Privet and UPG Remind Stockholders They Have a Comprehensive Plan for Delivering up to $25 Per Share in Near-Term Value and Repositioning Synalloy as a Thriving Public Market Participant

Group Urges All Stockholders to Vote the WHITE Proxy Card for Privet and UPG’s Full Slate of Highly-Qualified Nominees: Andee Harris, Chris Hutter, Aldo Mazzaferro, Ben Rosenzweig and John Schauerman

ATLANTA & CHICAGO--(BUSINESS WIRE)--Privet Fund Management LLC (together with its affiliates, "Privet") and UPG Enterprises LLC (together with its affiliates, “UPG” and collectively with Privet, the "Stockholder Group" or “we” or “us”), which collectively own approximately 24.9% of the outstanding common stock of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the "Company"), today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory firm, has recommended that stockholders vote on Privet and UPG’s WHITE Proxy Card at Synalloy’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on June 30, 2020.

Ben Rosenzweig, Partner at Privet, and Chris Hutter, Co-Founder at UPG, commented:

“We are pleased that ISS, one of the leading independent proxy advisory voting firms, is recommending stockholders vote on Privet and UPG’s WHITE Proxy Card. We believe the fact that ISS has recommended stockholders do not vote on Synalloy’s blue proxy card sends a clear message about the need for meaningful change atop Synalloy following the extended period of dramatic operational and financial underperformance overseen by the incumbent Board. It is also important to highlight that ISS’s report does not lend any credence to what we consider to be the baseless attacks and misrepresentations that Synalloy has lodged against Privet, UPG and our highly-qualified nominees in recent months. Given the risks associated with continuing to roll the dice on Synalloy’s current leadership, we urge all stockholders to follow the lead of ISS and vote on the WHITE Proxy Card today.

As Synalloy’s Board rewarded Chief Executive Officer Craig Bram with average annual compensation of $1 million per year over the last decade, stockholders suffered through a period – during one of the greatest economic expansions in history – in which Synalloy underperformed the NASDAQ 100 Non-Financial Index by 293% and racked up a dangerous amount of debt that is currently pushing the Company toward distress.1 Synalloy’s culture of financial and operational failure has been compounded by the self-serving actions of Mr. Bram and Chairman Murray Wright, who have a concerning three-decade long business relationship that stockholders were not properly informed of prior to us exposing it during this election contest.

1 Performance through 12/31/2019.

We encourage stockholders to review our June 2nd presentation to understand why voting on the WHITE Proxy Card to elect our highly-qualified nominees represents the best path to protecting – and ultimately enhancing – the value of their investment. While Synalloy’s current leadership prefers to share excuses rather than credible plans, we have a comprehensive strategy for increasing revenue, improving margins and reducing wasteful spending. Our strategic plan is a tangible roadmap for addressing excessive debt, revitalizing a neglected employee base, enhancing operations and ultimately delivering up to $25 per share in near-term value. We look forward to working with all Synalloy stakeholders – including employees, customers, vendors, stockholders and our community leaders – to help the Company succeed and thrive for years to come under a revitalized and strengthened Board.”

As a reminder, despite Synalloy’s attempts to mislead and confuse stockholders about voting mechanics, electing our full slate – Andee Harris, Chris Hutter, Aldo Mazzaferro, Ben Rosenzweig and John Schauerman – on the WHITE Proxy Card is the only way to ensure proven industry operator Chris Hutter becomes interim Chief Executive Officer and that our value creation plan is implemented.

Please visit www.StrengthenSynalloy.com to review all materials pertaining to this contest and learn about how to vote on the WHITE Proxy Card.

About Privet Fund Management LLC

Privet Fund Management LLC is a private investment firm focused on investing in and partnering with small capitalization companies. The firm has flexible, long-term capital with the ability to effectuate investments across all levels of the capital structure. Privet was founded in 2007 and is based in Atlanta, GA.

About UPG Enterprises LLC

UPG Enterprises LLC is an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics. Our success continues to be driven from within, starting with our dedicated employees who operate with a sense of urgency, commitment to customers and flexibility to do what's right on the spot without question. With 25 locations throughout North America, its operations continue to grow with the intention of building a business based on culture, respect and growth. Founded by two families with multi-generational experience in various industries, UPG prides itself on having a long-term approach to business, entrepreneurial spirit and excellent teams that represent its family of companies. To learn more, visit www.upgllc.com.

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com